Rule 424(b)(3)
                                             Registration No. 333-40669

                         PRICING SUPPLEMENT NO. 28
                     TO PROSPECTUS DATED December 10, 1997
                      (As supplemented December 12, 1997)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION


                            MEDIUM-TERM NOTES
                           (Floating Rate Note)

                (Due from one year to 30 years from date of issue )

Designation:  Floating Rate            Original Issue Date:
Medium-Term Notes Due                  December 14, 1998
December 14, 1999


Principal Amount:  $20,000,000         Maturity Date:
                                       December 14, 1999

Issue Price (as a percentage of        Regular Record Dates:
 Principal Amount):  99.99%            Fifteenth calendar day, whether
                                       or not a Business Day prior to
                                       the corresponding Interest
Interest Rate Base: LIBOR (3 Month)    Payment Date.


Spread: None                           Interest Reset Dates:
                                       Each Interest Payment Date
                                       (other than the Maturity Date)
Initial Interest Rate:  5.23875%


Interest Payment Dates: March 14,      Interest Reset Period: Quarterly
1999, June 14, 1999, September 14,
1999 and the Maturity Date.            Interest Determination Dates: Second
                                       London Banking Day preceding each
                                       Interest Reset Date.
Commission or Discount (as a
percentage of Principal Amount):0.01%

Index Maturity:  3 months              Designated LIBOR Page:
                                       Telerate Page 3750


CUSIP:  459 20Q BV5                    Redemption Provisions:  None


Form: [X] Book-Entry
      [ ] Certificated




     This is a Pricing Supplement. It adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It provides specific pricing and other information prudent investors want to know about the Notes. The Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent its terms differ from those already described in the Prospectus Supplement and Prospectus.


                                 INTEREST

     The Notes will bear interest at a rate which is reset on the Interest Reset Dates which have been listed above. The interest rate in effect from the Original Issue Date to the first Interest Reset Date for the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined at the rate for Three (3) Month LIBOR.


     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The Calculation Agent for the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. However, if that day falls in the next calendar month, the Interest Payment Date or Interest Reset Date will be advanced to the first day before that day which is a Business Day.

     A "Business Day" means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, and is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a 'London Banking Day').

     We have capitalized other terms in this document. If they were not defined specifically here, those terms have the same meanings we have already given to them in the Prospectus Supplement and Prospectus.


                           PLAN OF DISTRIBUTION

      We are selling the Notes to Blaylock & Partners, L.P. In turn, Blaylock & Partners, L.P. will be reselling the Notes to one or more investors at varying prices, which prices may be dependent on market conditions.



Dated:  December 9, 1998